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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Synchronoss Technologies Inc.
(Name of Issuer)
Common Stock, par value $0.0001 per share
(Title of Class of Securities)
87157B 10 3
(CUSIP Number)
January 19, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	87157B 10 3

1	NAMES OF REPORTING PERSONS: Rosewood Capital III, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	94-3274638

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	87157B 10 3

1	NAMES OF REPORTING PERSONS: Rosewood Capital Associates, L.L.C.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	94-3192044

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
Rosewood Capital Associates, L.L.C is the general partner of Rosewood Capital III, L.P.

CUSIP No.	87157B 10 3

1	NAMES OF REPORTING PERSONS: Rosewood Capital IV, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	22-3707169

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	87157B 10 3

1	NAMES OF REPORTING PERSONS: Rosewood Capital Associates IV, L.L.C.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	22-3707171

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
*Rosewood Capital Associates IV, L.L.C. is the general partner of Rosewood Capital IV, L.P. and Rosewood IV Associates, L.P.

CUSIP No.	87157B 10 3

1	NAMES OF REPORTING PERSONS: Kyle A. Anderson

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	87157B 10 3

1	NAMES OF REPORTING PERSONS: Byron K. Adams Jr.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Item 1.
	(a)	Name of Issuer
Synchronoss Technologies Inc.

	(b)	Address of Issuer’s Principal Executive Offices
750 Route 202 South, Suite 600, Bridgewater, NJ 08807.

Item 2.
	(a)	Name of Person Filing
Rosewood Capital III, L.P.,
Rosewood Capital Associates, L.L.C.,
Rosewood Capital IV, L.P.,
Rosewood Capital Associates IV, L.L.C.,
Kyle A. Anderson and Byron K. Adams, Jr.

	(b)	Address of Principal Business Office or, if none, Residence
One Maritime Plaza #1401, San Francisco, CA 94111

	(c)	Citizenship
See the responses to Item 4 on the attached cover pages.

	(d)	Title of Class of Securities
Common Stock, $0.0001 par value per share

	(e)	CUSIP Number
87157B103

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Not applicable.

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:
See the responses to Item 9 on the attached cover pages.

	(b)	Percent of class:
See the responses to Item 11 on the attached cover pages.

	(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the value
See the responses to Item 5 on the attached cover pages.

	(ii)	Shared power to vote or to direct the vote See the responses to Item 6 on the attached cover pages.
See the responses to Item 6 on the attached cover pages.

	(iii)	Sole power to dispose or to direct the disposition of
See the responses to Item 7 on the attached cover pages.

	(iv)	Shared power to dispose or to direct the disposition of
See the responses to Item 8 on the attached cover pages.

Rosewood Capital Associates, LLC is the general partner of Rosewood Capital III, L.P. Rosewood Capital Associates IV, LLC is the general partner of Rosewood Capital IV, L.P. and Rosewood IV Associates L.P., Byron K. Adams Jr. and Kyle A. Anderson are the managing members of Rosewood Capital Associates, LLC, L.P. Each of Byron K. Adams Jr., Kyle A. Anderson and Peter Breck are the managing members of Rosewood Capital Associates IV, L.L.C.

Item 5.		Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

Item 6.		Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

Item 8.		Identification and Classification of Members of the Group

See Exhibit 99.2 for a list of group members.

Item 9.		Notice of Dissolution of Group

Not applicable.

Item 10.		Certification

Not applicable.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.
DATED: May 31, 2007

ROSEWOOD CAPITAL III, L.P. By: Rosewood Capital Associates, L.L.C. Its: General Partner
By:	/s/ Kevin Reilly
	Name:	Kevin Reilly
	Title:	Managing Member

ROSEWOOD CAPITAL ASSOCIATES, L.L.C.
By:	/s/ Kevin Reilly
	Name:	Kevin Reilly
	Title:	Managing Member

ROSEWOOD CAPITAL IV, L.P. By: Rosewood Capital Associates IV, L.L.C. Its: General Partner
By:	/s/ Kevin Reilly
	Name:	Kevin Reilly
	Title:	Managing Member

ROSEWOOD CAPITAL ASSOCIATES IV, L.L.C.
By:	/s/ Kevin Reilly
	Name:	Kevin Reilly
	Title:	Managing Member

KYLE A. ANDERSON
By:	/s/ Kyle A. Anderson

BYRON K. ADAMS JR.
By:	/s/ Byron K. Adams Jr.

JOINT FILING AGREEMENT
     We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by any or all of us will be filed, on behalf of each of us, and that this Agreement be included as an exhibit to such statement.
DATED: May 31, 2007

ROSEWOOD CAPITAL III, L.P. By: Rosewood Capital Associates, L.L.C. Its: General Partner
By:	/s/ Kevin Reilly
	Name:	Kevin Reilly
	Title:	Managing Member

ROSEWOOD CAPITAL ASSOCIATES, L.L.C.
By:	/s/ Kevin Reilly
	Name:	Kevin Reilly
	Title:	Managing Member

ROSEWOOD CAPITAL IV, L.P. By: Rosewood Capital Associates IV, L.L.C. Its: General Partner
By:	/s/ Kevin Reilly
	Name:	Kevin Reilly
	Title:	Managing Member

ROSEWOOD CAPITAL ASSOCIATES IV, L.L.C.
By:	/s/ Kevin Reilly
	Name:	Kevin Reilly
	Title:	Managing Member

KYLE A. ANDERSON
By:	/s/ Kyle A. Anderson

BYRON K. ADAMS JR.
By:	/s/ Byron K. Adams Jr.

Members Of Group
ROSEWOOD CAPITAL III, L.P.
ROSEWOOD CAPITAL ASSOCIATES, L.L.C.
ROSEWOOD CAPITAL IV, L.P.
ROSEWOOD CAPITAL ASSOCIATES IV, L.L.C.
KYLE A. ANDERSON
BYRON K. ADAMS JR.